Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS Enters into Agreement to Acquire Additional PCS Licenses

DALLAS – July 8, 2004 – MetroPCS, Inc. announced today that it has entered into an agreement with NextWave Telecom, Inc. and certain of its affiliates to acquire two additional PCS licenses for an aggregate purchase price of $43.5 million. The licenses cover 10MHz of spectrum in each of the basic trading areas of Tampa-St. Petersburg-Clearwater, Florida and Sarasota-Brandenton, Florida. These licenses cover an area with an estimated population of approximately 3.3 million people. Consummation of the acquisition is conditioned on several matters, including the approvals of the FCC and the bankruptcy court in which NextWave’s Chapter 11 bankruptcy cases are proceeding.

About MetroPCS Inc. – Dallas-based MetroPCS, a provider of wireless communications services, holds 18 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. The company is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the company Web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and the other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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